NEWS

CONTACTS:
Investors: Media:	William Kuser Mary Ann Dunnell	(203) 573-2213 (203) 573-3034

CROMPTON REPORTS THIRD QUARTER RESULTS:
PRICE IMPROVEMENT OUTPACED RAW MATERIAL AND ENERGY COST INCREASES

MIDDLEBURY, CT - October 27, 2004 - Crompton Corporation (NYSE: CK) reported a third quarter net loss of $40.7 million, or 35 cents per share, compared to net earnings of $80.2 million, or 72 cents per share, in the third quarter of 2003.

The third quarter 2004 net loss included an after-tax gain on the sale of discontinued operations of $2.1 million, or two cents per share, resulting from a purchase price adjustment settlement and other matters related to the July 31, 2003 sale of the Company's OrganoSilicones business unit. Third quarter 2003 net earnings included an after-tax gain on sale of discontinued operations of $111.7 million, or $1.00 per share, and after-tax earnings from discontinued operations of $3.1 million, or three cents per share, also related to the divested OrganoSilicones business unit.

The loss from continuing operations for the third quarter of 2004 of $42.9 million, or 37 cents per share, included pre-tax charges for facility closures, severance and related costs of $40.4 million, a loss on the early extinguishment of debt of $20.1 million in connection with our refinancing completed on August 16, 2004, antitrust costs of $8.4 million (including a payment of $5.0 million under an antitrust class action settlement), a $3.0 million product liability charge related to a divestment made in the first quarter, and supplemental executive retirement costs of $1.7 million. The loss from continuing operations for the third quarter of 2003 of $34.5 million, or 31 cents per share, included pre-tax charges for a loss on the early extinguishment of debt of $24.7 million, facility closures, severance and related costs of $10.6 million and antitrust costs of $5.4 million.

Third quarter net sales of $639.4 million were 14 percent above the prior year with five percent due to improved selling prices, four percent due to improved unit volume, three percent attributable to the acquisition of the GE Specialty Chemicals business on July 31, 2003, and two percent due to the favorable impact of foreign currency translation.

"Our determined pricing efforts resulted in price increases that more than offset higher raw material and energy costs in the third quarter," said Robert L. Wood, Chairman, President and CEO of Crompton. "While rising raw material and energy costs continue to be a challenge, we will continue to increase our prices to achieve satisfactory margins.

"We are also making excellent progress on the organizational redesign we announced in July. Staffing of the streamlined organization is underway and results will be announced in coming weeks. Going forward, we will have a leaner, more efficient organization and will benefit from cost reductions of $50 million annually beginning in 2005."

For the first nine months of 2004, the Company reported net earnings of $21.3 million, or 19 cents per share, compared to net earnings of $77.0 million, or 68 cents per share, for the first nine months of 2003. Net sales for the first nine months of 2004 were $1.9 billion compared to $1.6 billion in the first nine months of 2003. Net earnings for the first nine months of 2004 included an after-tax gain on the sale of discontinued operations of $2.1 million, or two cents per share. Net earnings for the first nine months of 2003 included an after-tax gain on the sale of discontinued operations of $111.7 million, or 99 cents per share and after-tax earnings from discontinued operations of $26.3 million, or 23 cents per share. Net earnings from continuing operations for the first nine months of 2004 of $19.2 million, or 17 cents per share, included pre-tax divestment gains of $94.6 million primarily from the sale of our 50% interest in the Gustafson seed treatment joint venture and pre-tax charges for facility closures, severance and related costs of $46.1 million, a loss on the early extinguishment of debt of $20.1 million, antitrust costs of $16.8 million and supplemental executive retirement costs of $7.6 million. The loss from continuing operations for the first nine months of 2003 of $60.6 million, or 54 cents per share, included pre-tax charges for antitrust costs of $26.3 million, a loss on the early extinguishment of debt of $24.7 million and facility closures, severance and related costs of $14.1 million. The tax rate for the nine-month period ending September 30, 2004 was 38 percent. The nine-month rate reflects additional third quarter income tax expense of $1.5 million related to adjustments resulting from the September 2004 filing of the Company's 2003 U.S. income tax return.

Third quarter operating results for the Company's reporting segments are summarized as follows:

Polymer Products
Polymer additives sales of $366.2 million increased 18% from the prior year, of which five percent was attributable to the acquisition of GE's Specialty Chemicals business on July 31, 2003, with the balance due to improved pricing of six percent, higher unit volume of five percent and favorable foreign currency translation of two percent. Plastic additives sales rose 22% mainly as a result of higher selling prices, the Specialty Chemicals business acquisition and higher unit volume. Rubber additives sales were up 11% due mainly to higher unit volume. Urethane additives sales were up five percent due primarily to favorable foreign currency translation and improved pricing, offset in part by lower unit volume. Petroleum additives sales rose 18% due mainly to higher unit volume and improved pricing. Operating profit of $13.0 million was up $8.1 million from the third quarter of 2003 due mainly to favorable pricing and savings attributable to cost reduction initiatives, offset in part by higher raw material costs.

Polymers sales of $81.9 million were up 10% from the prior year due to an increase in selling prices of seven percent, favorable foreign currency translation of two percent and higher unit volume of one percent. EPDM sales rose six percent due mainly to improved pricing, offset in part by lower unit volume. Urethanes sales increased 14% mainly as a result of higher unit volume and favorable foreign currency translation. Operating profit of $13.5 million was up $7.1 million from the prior year due primarily to improved pricing, lower costs resulting mainly from cost saving initiatives and lower depreciation, and higher Urethanes unit volume, offset in part by higher raw material and energy costs.

Polymer processing equipment sales of $41.0 million increased seven percent from the third quarter of 2003 due to higher unit volume of eight percent and favorable foreign currency translation of two percent, offset in part by unfavorable pricing of three percent. Operating profit of $0.4 million was up $0.7 million from the prior year due mainly to higher unit volume, offset in part by unfavorable pricing. The backlog at the end of September of $87 million was $25 million higher than at the end of 2003.

Specialty Products
Crop protection sales of $88.3 million rose 13% from the prior year due to higher unit volume of eight percent, increased selling prices of three percent and favorable foreign currency translation of two percent. Operating profit of $26.1 million was up 54% from the prior year due mainly to increased unit volume, improved pricing and the absence of the Company's share of a prior year Gustafson joint venture loss.

Refined products sales of $65.4 million were up eight percent from the prior year due to improved pricing of six percent and favorable foreign currency translation of two percent. Operating profit of $1.4 million was up $1.6 million from the third quarter of 2003 due primarily to favorable pricing and lower operating costs, offset in part by higher raw material costs.

The Company will post informational slides to the Investor Relations section of its Web site that investors may wish to refer to during Crompton's teleconference and live audio webcast on October 28, at 9:00 a.m. EST. The dial-in number for the call is (612) 288-0329.

Crompton Corporation, with annual sales of $2.2 billion, is a producer and marketer of specialty chemicals and polymer products and equipment. Additional information concerning Crompton Corporation is available at www.cromptoncorp.com.

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Forward-Looking Statements
Certain statements made in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, general economic conditions, the outcome and timing of antitrust investigations and related civil lawsuits to which the Company is subject, the ability to obtain selling price increases, pension and other post-retirement benefit plan assumptions, energy and raw material prices and availability, production capacity, changes in interest rates and foreign currency exchange rates, changes in technology, market demand and customer requirements, the enactment of more stringent environmental laws and regulations, the ability to realize expected cost savings under the Company's cost reduction initiatives, the amount of any additional earn-out payments from GE, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These statements are based on the Company's estimates and assumptions and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and the Company's actual results may differ significantly from the results discussed. Forward-looking information is intended to reflect opinions as of the date this release was issued and such information will not necessarily be updated by the Company.

CROMPTON CORPORATION
Consolidated Statements of Operations
Third quarter and nine months ended 2004 and 2003
(In thousands of dollars, except per share data)
	Third Quarter		Nine months ended

	2004	2003	2004	2003

Net sales	$639,397	$559,189	$1,910,484	$1,624,062

Cost of products sold	466,677	410,254	1,421,557	1,189,849
Selling, general and admin.	92,785	91,504	281,384	263,604
Depreciation and amortization	31,216	30,318	93,056	84,816
Research and development	12,593	12,767	37,455	37,553
Equity (income) loss	(145)	1,073	(9,838)	(6,769)
Facility closures, severance and related costs	40,376	10,566	46,065	14,071
Antitrust costs	8,426	5,385	16,829	26,260

Operating profit (loss)	(12,531)	(2,678)	23,976	14,678
Interest expense	20,579	20,664	55,666	72,938
Loss on early extinguishment of debt	20,063	24,699	20,063	24,699
Other (income) expense, net	7,199	3,414	(82,613)	7,454

Earnings (loss) from continuing operations
before income taxes and cumulative effect
of accounting change	(60,372)	(51,455)	30,860	(90,413)
Income tax expense (benefit)	(17,520)	(16,953)	11,675	(29,791)

Earnings (loss) from continuing operations
before cumulative effect of accounting change	(42,852)	(34,502)	19,185	(60,622)
Earnings from discontinued operations	-	3,057	-	26,314
Gain on sale of discontinued operations	2,142	111,692	2,142	111,692
Cumulative effect of accounting change	-	-	-	(401)

Net earnings (loss)	$(40,710)	$80,247	$21,327	$76,983

Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations
before cumulative effect of accounting change	$(0.37)	$(0.31)	$0.17	$(0.54)
Earnings from discontinued operations	-	0.03	-	0.23

Gain on sale of discontinued operations	0.02	1.00	0.02	0.99
Cumulative effect of accounting change	-	-	-	-

Net earnings (loss)	$(0.35)	$0.72	$0.19	$0.68

Weighted average shares outstanding - basic	114,719	111,208	114,607	112,654

Weighted average shares outstanding - diluted	114,719	111,208	114,791	112,654

CROMPTON CORPORATION
Consolidated Balance Sheets
September 30, 2004 and December 31, 2003
(In thousands of dollars)

	September 30, 2004	December 31, 2003

ASSETS

CURRENT ASSETS
Cash	$136,933	$39,213
Accounts receivable	212,198	210,190
Inventories	397,135	390,199
Other current assets	156,905	170,852

Total current assets	903,171	810,454

NON-CURRENT ASSETS
Property, plant and equipment	722,517	774,612
Cost in excess of acquired net assets	418,688	418,607
Other assets	497,259	525,509

	$2,541,635	$2,529,182

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short-term borrowings	$3,496	$60,695
Accounts payable	202,634	232,127
Accrued expenses	267,040	267,472
Income taxes payable	132,106	130,284
Other current liabilities	17,533	10,667

Total current liabilities	622,809	701,245

NON-CURRENT LIABILITIES
Long-term debt	862,024	754,018
Pension and post-retirement health care liabilities	549,446	566,966
Other liabilities	195,974	204,244

STOCKHOLDERS' EQUITY
Common stock	1,192	1,192
Additional paid-in capital	1,033,139	1,034,027
Accumulated deficit	(586,025)	(590,157)
Accumulated other comprehensive loss	(93,753)	(96,463)
Treasury stock at cost	(43,171)	(45,890)

Total stockholders' equity	311,382	302,709

	$2,541,635	$2,529,182

CROMPTON CORPORATION
Consolidated Statements of Cash Flows
Nine months ended 2004 and 2003
(In thousands of dollars)

	Nine Months Ended

Increase (decrease) in cash	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$21,327	$76,983
Adjustments to reconcile net earnings
to net cash used in operations:
Gain on sale of Gustafson joint venture	(90,938)	-
Cumulative effect of accounting change	-	401
Gain on sale of discontinued operations	(2,142)	(111,692)
Loss on early extinguishment of debt	20,063	24,699
Depreciation and amortization	93,056	105,534
Equity income	(9,838)	(6,769)
Changes in assets and liabilities, net:
Accounts receivable	(7,162)	50,410
Accounts receivable - securitization	1,859	(18,767)
Inventories	(9,911)	10,047
Accounts payable	(28,724)	(70,747)
Other	(3,339)	(78,127)

Net cash used in operations	(15,749)	(18,028)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	142,270	643,115
Capital expenditures	(43,983)	(55,104)
Other investing activities	281	(250)

Net cash provided by investing activities	98,568	587,761

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on domestic credit facility	(57,000)	-
(Payments to) proceeds from short-term borrowings	(350,441)	961
Payments on long term borrowings	(140,006)	(477,627)
Proceeds from long-term borrowings	597,499	-
Premium paid on early extinguishment of debt	(19,044)	(23,804)
Dividends paid	(17,192)	(16,993)
Treasury stock acquired	-	(22,080)
Other financing activities	1,276	1,137

Net cash (used in) provided by financing activities	15,092	(538,406)

CASH
Effect of exchange rates on cash	(191)	1,516

Change in cash	97,720	32,843
Cash at beginning of period	39,213	16,941

Cash at end of period	$136,933	$49,784

CROMPTON CORPORATION
Segment Sales and Operating Profit (Loss) Third quarter and nine months ended 2004 and 2003 (In thousands of dollars)

	Third Quarter		Nine Months Ended

	2004	2003	2004	2003

NET SALES
Polymer Products
Polymer Additives	$366,220	$311,204	$1,099,322	$907,340
Polymers	81,886	74,685	246,281	213,150
Polymer Processing Equipment	40,961	38,180	125,315	119,928
Eliminations	(3,335)	(3,316)	(10,964)	(10,492)

	485,732	420,753	1,459,954	1,229,926

Specialty Products
Crop Protection	88,293	77,861	250,991	209,822
Refined Products	65,372	60,575	199,539	184,314

	153,665	138,436	450,530	394,136

Total net sales	$639,397	$559,189	$1,910,484	$1,624,062

OPERATING PROFIT
Polymer Products
Polymer Additives	$13,011	$4,872	$29,856	$25,299
Polymers	13,499	6,354	35,335	20,503
Polymer Processing Equipment	357	(323)	101	1,737

	26,867	10,903	65,292	47,539

Specialty Products
Crop Protection	26,140	16,979	75,910	50,833
Refined Products	1,369	(211)	163	(368)

	27,509	16,768	76,073	50,465

General corporate expense	(18,105)	(13,169)	(54,495)	(34,550)
Unabsorbed overhead expense from
discontinued operations	-	(1,229)	-	(8,445)
Facility closures, severance and
related costs	(40,376)	(10,566)	(46,065)	(14,071)
Antitrust costs	(8,426)	(5,385)	(16,829)	(26,260)

Total operating profit (loss)	$(12,531)	$(2,678)	$23,976	$14,678

CROMPTON CORPORATION		SUPPLEMENTARY SCHEDULE I
Major Factors Affecting Operating Results
Third quarter and nine months ended 2004 versus 2003
(In millions of dollars)

The following table summarizes the major factors contributing to the changes in third quarter and nine months operating results versus the prior year:

	Third Quarter			Nine Months Ended

		Pre-tax			Pre-tax
	Net	Earnings		Net	Earnings
	Sales	(Loss)		Sales	(Loss)

2003	$ 559.2	$ (51.5)	*	$1,624.1	$ (90.4)	*
2003 Facility closures, severance and related costs	-	10.6		-	14.1
2003 Antitrust costs	-	5.4		-	26.3
2003 Loss on early extinguishment of debt	-	24.7		-	24.7

	559.2	(10.8)		1,624.1	(25.3)

GE Specialty Chemicals business acquired 7/31/03	14.7	3.0		103.6	6.3
Improved unit volume/mix	24.6	9.0		94.5	30.0
Higher selling prices	28.9	28.9		41.8	41.8
Foreign currency impact	12.0	0.4		46.5	(0.9)
Cost savings	-	14.4		-	40.8
Higher raw materials/energy costs	-	(26.5)		-	(60.1)
Lower interest expense	-	0.1		-	17.3
Equity derivative contract gain - 2003	-	-		-	(1.5)
Gustafson product liability claim	-	(3.0)		-	(3.0)
Legal and environmental costs	-	(1.8)		-	1.1
Unfavorable manufacturing absorption variances	-	(1.5)		-	(6.5)
Other	-	(2.0)		-	(13.1)

	639.4	10.2		1,910.5	26.9

2004 Facility closures, severance and related costs	-	(40.4)		-	(46.1)
2004 Antitrust costs	-	(8.4)		-	(16.8)
2004 Loss on early extinguishment of debt	-	(20.1)		-	(20.1)
2004 Supplemental executive retirement costs	-	(1.7)		-	(7.6)
2004 Divestment gains, primarily Gustafson	-	-		-	94.6

2004	$ 639.4	$ (60.4)	*	$1,910.5	$ 30.9	*

* Represents the earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change.

CROMPTON CORPORATION		SUPPLEMENTARY SCHEDULE II
Consolidated Statements of Cash Flows
Third quarter and second quarter ended 2004 and 2003
(In thousands of dollars)

	Third Quarter Ended		Second Quarter Ended

Increase (decrease) in cash	2004	2003	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)	$(40,710)	$80,247	$1,084	$(9,110)
Adjustments to reconcile net earnings (loss)
to net cash (used in) provided by operations:
Gain on sale of discontinued operations	(2,142)	(111,692)	-	-
Loss on early extinguishment of debt	20,063	24,699	-	-
Depreciation and amortization	31,216	33,127	30,986	35,999
Equity income	(145)	1,073	(66)	(2,228)
Changes in assets and liabilities, net:
Accounts receivable	51,928	46,722	(16,448)	26,947
Accounts receivable - securitization	(9,246)	(33,408)	31,438	6,515
Inventories	(7,660)	14,879	2,224	1,032
Accounts payable	(12,800)	(44,652)	(14,117)	(68,064)
Other	(22,436)	(60,168)	3,357	(12,438)

Net cash (used in) provided by operations	8,068	(49,173)	38,458	(21,347)

CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments	4,574	643,115	8,180	-
Capital expenditures	(14,488)	(22,383)	(12,855)	(18,082)
Other investing activities	(28)	(96)	(110)	(56)

Net cash (used in) provided by investing activities	(9,942)	620,636	(4,785)	(18,138)

CASH FLOWS FROM FINANCING ACTIVITIES
(Payments to) proceed from domestic credit facility	-	(192,800)	(7,600)	217,800
(Payments to) proceeds from short-term borrowings	(351,015)	(4,894)	(153)	5,424
Payments on long term borrowings	(140,006)	(312,940)	-	(164,427)
Proceeds from long-term borrowings	597,499	-	-	-
Premium paid on early extinguishment of debt	(19,044)	(23,804)	-	-
Dividends paid	(5,737)	(5,560)	(5,728)	(5,718)
Treasury stock acquired	-	-	-	(22,080)
Other financing activities	1,356	101	(251)	156

Net cash (used in) provided by financing activities	83,053	(539,897)	(13,732)	31,155

CASH
Effect of exchange rates on cash	576	(148)	(629)	1,255

Change in cash	81,755	31,418	19,312	(7,075)
Cash at beginning of period	55,178	18,366	35,866	25,441

Cash at end of period	$136,933	$49,784	$55,178	$18,366